                                   FORM OF
                             SUBLICENSE AGREEMENT


     THIS SUBLICENSE AGREEMENT (the "Agreement") is made and entered into this ___ day of _________, ____ (the "Effective Date") by and between Courant Consulting, Inc., a California corporation with its principal offices located at 7770 Regents Road, Suite 127, San Diego, CA 92122 (hereinafter "Courant") and ________________________________________________________________________
____________________________________________________________________________
____________________ (hereinafter "Sublicensee") for the purpose of establishing a sublicense arrangement between them.


                                   RECITALS

     Full Power Corporation, an Ohio corporation with its principal office located 14650 Detroit Avenue, Suite 313, Lakewood, Ohio 44107 (hereinafter "FPC") is in the business of selling electric power to retail consumers for commercial, industrial and residential consumption in California. FPC possesses all licenses necessary for the sale of electric power to California consumers.

     Courant has entered into a Master License Agreement with FPC pursuant to which Courant has acquired the exclusive right to certain License Marks and the right to market certain Services of FPC in the State of California. In accordance with the terms of the Master License Agreement between FPC and Courant, Courant has the right to grant and sell sublicenses in the State of California.

     Sublicensee has applied to Courant to become the exclusive Sublicensee in the Territory described on Schedule A attached hereto (the "Territory"). Courant has agreed to grant such a sublicense to Sublicensee pursuant to the terms and conditions set forth herein.


                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions and warranties which appear below, and intending to be legally bound thereby, the parties hereby agree as follows:

                                   ARTICLE I
                               GRANT OF LICENSE

1.1  LICENSE

     For the consideration herein provided and subject to the terms and conditions set forth herein, Courant hereby grants to Sublicensee and Sublicensee hereby accepts the exclusive right and license to:

     A. The License Marks in the Territory in accordance with the provisions of this Agreement.

     B. Advertise, promote and procure, within the Territory, signed Contracts in the name of FPC from commercial, industrial and residential Customers for the delivery of Services to such Customers within the Territory, including master metered properties.


                                  ARTICLE II
                                    PAYMENT

2.1  LICENSE FEE

     In consideration of the Sublicense granted hereunder, Sublicensee shall pay to Courant a one time fee in the amount of $________ and __________ (__) non-voting units of interest in Sublicensee. Payment shall be made in accordance with the terms of an escrow agreement between the Sublicensee, Courant, the Recruiter and the Escrow Agent (the "Escrow Agreement").

2.2  COMPENSATION TO SUBLICENSEE

     The Contracts to be procured by Sublicensee will provide that a percentage of the savings realized by the Customer, by switching from its current electrical provider to FPC, will be retained by the Customer and a percentage of such savings will accrue to the benefit of FPC. In the case of a residential customer, fifty percent (50%) of such savings will accrue to the benefit of the Customer and 50% of such savings will accrue to the benefit of FPC. Sublicensee shall receive compensation of 50% of the percentage of the savings which accrues to FPC from the Contracts procured by Sublicensee. In addition, Sublicensee shall receive 50% of the net profits of any other services provided by FPC to residential customers procured by Sublicensee. In the case of commercial, industrial and multiple dwelling unit customers, 70% of such savings will accrue to the benefit of the Customer and 30% of such savings will accrue to the benefit of FPC. Sublicensee shall receive 50% of the percentage of savings which accrues to FPC from the Contracts procured by Sublicensee for commercial, industrial and multiple dwelling unit customers. In addition, sublicensee shall receive 50% of any net profits of other services provided by FPC to commercial, industrial and multiple dwelling unit customers procured by sublicensee. The foregoing compensation to Sublicensee is subject to collection of amounts owed FPC for each customer billing cycle. Such compensation shall continue for so long as FPC or any affiliate of FPC shall provide Services to Customer.

2.3  OWNERSHIP OF AND SALE OF CONTRACT

     All Contracts and any and all rights thereunder shall be the sole and exclusive property of FPC. In the event FPC shall sell any or all of the Contracts, Sublicensee shall receive an amount equal to 50% of the amount received by FPC for the Contracts sold that were procured by Sublicensee. Where the Contracts are part of a larger sale, such value shall be apportioned according to the purchaser's valuation process and such valuation process shall be final and binding on Sublicensee. In the event Sublicensee is compensated for the sale of Contracts pursuant to this paragraph, no further compensation of any kind is due Licensee under Paragraph 2.2.

                                   ARTICLE III
                        ASSIGNMENT, ASSUMPTION AND CONSENT

3.1  ASSIGNMENT

     Courant hereby assigns all of its rights, title and interest in and under the Master License Agreement in the Territory only, to the Sublicensee. Except as to the Recitals, Paragraphs 1.6, 2.1.3, 4.1, 4.2, 11.1, 11.3 and
11.5 of the Master License Agreement (the "Excluded Terms"), all terms, conditions and provisions of the Master License Agreement are deemed to be terms, conditions and provisions of this Sublicense Agreement as if the same were fully set forth in this Sublicense Agreement. The Master License Agreement is attached to the Sublicense Agreement as Schedule B and except as to the Excluded Terms is deemed a part of this Sublicense Agreement. Except as to the Excluded Terms which are not deemed part of this Sublicense Agreement, (i) each and every place the word "Licensee" appears in the Master License Agreement shall be deemed to read, "Sublicensee" and (ii) the word "Territory" shall mean the Territory as defined on Schedule A to this Agreement, for purposes of this Sublicense Agreement.

3.2  ASSUMPTION

     In the Territory only, and except as to the Excluded Terms, Sublicensee hereby assumes all of Courant's rights, titles, interests, and obligations under the Master License Agreement. Sublicensee acknowledges and agrees that except as to the Excluded Terms, each and every term, condition and provision of the Master License Agreement is hereby deemed to be a term, condition and provision of this Sublicense Agreement as if the same were fully set forth in this Sublicense Agreement. Sublicensee acknowledges and agrees that except as to the Excluded Terms, (i) each and every place where "Licensee" appears in the Master License Agreement shall be deemed to read, "Sublicensee" and (ii) the word "Territory" shall mean the Territory as defined on Schedule A to this Agreement.

3.3  CONSENT

     By virtue of its signature below, FPC hereby consents to the grant of the Sublicense herein, the assignment of the Master License Agreement in the Territory only to the Sublicensee and the assumption by Sublicensee, in the Territory only, of Courant's rights, titles, interests, and obligations under the Master License Agreement.

                                  ARTICLE IV
                                MISCELLANEOUS

4.1  REPRESENTATIONS AND WARRANTIES

     Each party hereby makes the following representations and warranties, which representations and warranties shall survive the execution hereof and the consummation of the transactions herein contemplated:

     4.1.1   In the case of Courant, it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its corporation, and in the case of the Sublicensee, it is a ____________ duly organized and validly existing under the laws of the jurisdiction of its organization.

     4.1.2   It has full power and authority to execute and perform this
                    Agreement.

     4.1.3   The individuals executing this Agreement have the full power and authority to bind their respective entities to the terms hereof and have been properly authorized to do so.

     4.1.4   This Agreement is enforceable against each party in accordance with its terms.

     4.1.5   Sublicensee represents and warrants that it shall cooperate in good faith with FPC to accomplish the purposes of the Master License Agreement and this Agreement.

4.2  SUCCESSION

     This Sublicense Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

4.3  NOTICES

     All notices pursuant to this Agreement shall be in writing and shall be sent by overnight delivery:

             If to Courant to:         COURANT CONSULTING, INC.
                                       7770 REGENTS ROAD, SUITE 127
                                       SAN DIEGO, CA 92122
                                       ATTN:  SAMUEL DWORKIN

             If to Sublicensee to:
                                       ---------------------------------

                                       ---------------------------------

                                       ---------------------------------

                                       ---------------------------------

                                       ---------------------------------

4.4  INTEGRATION

     This Agreement, together with Schedules A and B, represents the entire agreement and understanding by the parties as to subject matter hereof. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by a duly authorized representative of the party against which enforcement of such waiver, alteration or modification is sought.

4.5  ARBITRATION

     Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, with any such arbitration to be held in Cleveland, Ohio, and judgment upon any award rendered by the Arbitrator(s) may be entered in any Court having jurisdiction thereof.

4.6  SAVING CLAUSE

     If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law. All obligations and duties which by their nature extend beyond the expiration of this Agreement shall survive and remain in effect beyond any expiration or termination.

4.7  APPLICABLE LAW

     This Agreement shall be governed by the laws of the State of Ohio.

4.8  CAPTIONS AND SECTIONS

     Captions contained herein are inserted only as a matter of convenience and in no way define, limit or extend the scope of intent of any provision hereof. Use of the term "Section" shall include the entire subject of the section and all its subsections where the context requires.

4.9  INDEPENDENT BUSINESS JUDGMENT

     The parties hereby acknowledge and agree that the Sublicensee is an independent business sufficiently sophisticated to exercise and is exercising its own business judgment. The parties hereby further acknowledge and agree that Courant has made no recommendations or representations regarding any aspect of Sublicensee's business including, but not limited to, any representations with regard to Sublicensee's profits therefrom.

4.10  EXECUTION

     This Agreement may be executed in counterparts and each of such counterparts shall, for all purposes, be deemed to be an original but altogether only one Agreement.

4.11   NON-ASSIGNMENT

       Licensee may not assign this Sublicense Agreement without the prior written consent of FPC, which written consent shall be in the sole and absolute discretion of FPC.

IN WITNESS WHEREOF, the parties have caused this Sublicense Agreement to be executed by their duly authorized officers as of the date first set forth above.


                                                 COURANT CONSULTING, INC.

                                                 By:
                                                    ----------------------------
Date:                                            Its:
     ------------------------------                  ---------------------------


                                                 SUBLICENSEE:


                                                 -------------------------------
                                                 By:
                                                    ----------------------------
Date:                                            Its:
    -------------------------------                  ---------------------------


Pursuant to Section 3.3 of this Sublicense Agreement, Full Power Corporation, by its duly authorized officers, has executed this Agreement.

                                                 FULL POWER CORPORATION


                                                 By:
                                                    ----------------------------
Date:                                            Its:
     ------------------------------                  ---------------------------

                                     SCHEDULE "A"

                                      TERRITORY

                                       EPSA #6

                  *EPSA-6
                  **ESTIMATED AMOUNT OF DOLLARS SPENT ON ELECTRICITY


                                [SAN DIEGO COUNTY MAP]



                            TOTAL POPULATION 2.5 MILLION
                            TOTAL HOUSEHOLDS 887,719
                            TOTAL RESIDENTIAL ACCOUNTS 930,277
                            TOTAL RESIDENTIAL REVENUES $480 MILLION
                            TOTAL COMMERCIAL/INDUSTRIAL ACCOUNTS 129,048
                            TOTAL COMMERCIAL/INDUSTRIAL REVENUE  $888 MILLION

[LEGEND]

                                     SCHEDULE "B"

                               MASTER LICENSE AGREEMENT

                          MASTER LICENSE AGREEMENT


     THIS MASTER LICENSE AGREEMENT (the "Agreement") is made and entered into this 6th day of October, 1998 (the "Effective Date") by and between Full Power Corporation, an Ohio corporation, with its principal office located at 14650 Detroit Avenue, Suite 313, Lakewood, Ohio 44107 (hereinafter "FPC") and Courant Consulting, Inc., a California corporation, with principal offices located at 7770 Regents Road, Suite 127, San Diego, CA 92122, (hereinafter "Licensee") for the purpose of establishing a master licensing arrangement between them.

                                  RECITALS

     FPC is in the business of selling electric power to retail consumers for commercial, industrial and residential consumption in California. FPC has entered into seven (7) License Agreements with third parties pursuant to which FPC has granted licenses in various locations in California (the locations are listed on Schedule A hereto). The licenses granted permit the Licensee to market electric power under the name "Full Power Corporation" in the agreed upon territory.

     FPC has recently completed a reverse merger with Full Power Group, Inc., a Florida corporation and as a result FPC is now wholly owned by Full Power Group, Inc. Full Power Group, Inc. is a publicly traded company. FPC has determined that it no longer wants to directly pursue establishment of licensees, but instead wants to concentrate its business on the sale of electric power.

     Licensee has experience in the establishment of licensing arrangements. Licensee desires to become the Master Licensee of FPC in California.
Licensee intends to grant sublicenses for the benefit of FPC in certain parts of the Territory.


                                 AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions and warranties which appear below, and intending to be legally bound thereby, the parties hereby agree as follows:

                                  1 of 17

                                  ARTICLE 1
                                 DEFINITIONS

1.1 "Contract" means an authorized end user contract for the purchase of electric power for retail consumption;

1.2 "Customer" means a person or entity who has executed a Contract procured through the efforts of Licensee for the delivery of Services in the Territory;

1.3 "License Marks" means "Full Power Corporation-TM-" and such other service marks, trade names and trade marks of FPC as FPC may hereinafter grant to Licensee written permission to use;

1.4  "Proprietary Information" means the information described in Section
     10.1 of this Agreement;

1.5 "Services" means electric power and any ancillary services related to the delivery of electric power provided by or through FPC and/or Licensee;

1.6 "Territory" means the Territory as described on Schedule B, attached hereto.

                                   ARTICLE II
                                GRANT OF LICENSE

2.1  LICENSE

     For the consideration herein provided and subject to the terms and conditions set forth herein, FPC hereby grants to the Licensee and the Licensee hereby accepts the exclusive right and license to:

     2.1.1 The License Marks in the Territory in accordance with the provisions of this Agreement.

     2.1.2 Advertise, promote and procure, within the Territory, signed Contracts in the name of FPC from commercial, industrial and residential Customers for the delivery of Services to such Customers within the Territory, including master metered properties.

                                   2 of 17

     2.1.3  Licensee shall have the right to grant sublicenses, but only with the prior written consent of Licensor, which consent shall not be unreasonably withheld; provided however, that each sublicensee shall be required to assume the obligations of Licensee to FPC pursuant to this Agreement.

2.2  USE OF LICENSE MARKS

     Licensee agrees that it will use the License Marks only in the Territory and only for the purpose of marketing and selling the Services. So long as this Agreement is in effect, Licensee shall not market or sell the Services under any trade name, trade mark, service mark, grant or symbol other than the License Marks without the written permission of FPC.


                                  ARTICLE III
                              OBLIGATIONS OF FPC

3.1  DELIVERY OF ELECTRICAL POWER

     During the term of this Agreement, FPC shall use its best efforts to continuously, diligently and effectively obtain electric power supply through FPC's suppliers, in sufficient quantities to satisfy current and reasonably projected Customer demand.

3.2  LICENSES

     FPC shall remain registered and qualified with the California Public Utilities Commission for any and all activities related to the provision of electrical power as contemplated by this Agreement in the State of California.

3.3  SALES MATERIAL AND PROMOTIONAL ASSISTANCE

     During the term of this Agreement, FPC shall, at its own expense:

     3.3.1  Provide the Licensee a sales manual which shall include, but not be limited to, information concerning the marketing and sale of electric power within the Territory, applicable rates and Contracts for the procurement of Customers. FPC shall also make available, from time to time, updates to the sales manual as it deems necessary or appropriate.


                                    3 of 17

     3.3.2  provide or make available to Licensee information concerning the
                  Services and assistance in advertising the Services. Assistance may include brochures, stationery, sales scripts, rate sheets and suggested cover letters that FPC may have available or provide to Licensee from time to time. Licensee agrees to maintain a fax machine and corresponding telephone twenty four (24) hours a day to facilitate communications with FPC.

     3.3.3  Provide representatives to assist in answering potential Customer questions.

     3.3.4  Provide representatives to assist in presentations to significant potential Customers.

     3.3.5  Provide representatives who shall provide either verbal or written assurances, as necessary to any Customer or potential Customer confirming that Licensee is authorized to obtain executed Contracts for the provision of the Services on behalf of and under the authority of FPC.

3.4  SERVICE ADMINISTRATION

     During the term of this Agreement, FPC shall, at its own expense:

     3.4.1  Maintain a toll free number during normal business hours for inquiries by Customers.

     3.4.2  Send a copy of the fully executed Contract, as well as a confirmation letter to each Customer, not later than ten (10) working days after confirmation of the Customer's electric commodity consumption data from their Local Utility Distribution Company and Contract acceptance by FPC.

     3.4.3  Expeditiously process Direct Access Requests for each Customer with respect to their Local Utility Distribution Company.


                                    4 of 17

                              ARTICLE IV
                               PAYMENTS

4.1    PURCHASE OF LICENSE

       In consideration of the licenses granted hereunder, Licensee shall pay to FPC a fee in the amount of $968,750 (the "Master License Fee"). The Master License Fee shall be payable in five (5) equal installments of $193,750. Each installment shall be payable upon the grant of a sublicense by the Licensee; provided however that the full amount of the Master License shall be paid on or before September 1, 2000. In the event Licensee grants more than five (5) sublicenses pursuant to this Agreement, upon the grant of each additional sublicense, Licensee shall pay to Licensor the sum of $193,750. FPC has entered into seven (7) Agreements with third parties within the Territory granted to Licensee (the "Previously Granted Licenses"). In the case of six
(6) such Previously Granted Licenses, the Licensees have not paid FPC the full license fee. In each such case, FPC has agreed that in the event the Licensee does not pay the full license fee, FPC will still grant the license and in exchange, will accept an equity interest in the Licensee. As a condition of the grant of this Master License, Licensee herein shall assume FPC's obligation under previously granted licenses to accept an equity interest in any Licensee that does not pay the full license fee to FPC. Licensee herein shall become entitled to all license fees payable from the Licensees under the Previously Granted Licenses from the date of this Agreement forward; provided however, the Licensee herein shall pay to FPC one-half of all license fees payable under Previously Granted Licenses. Licensee shall pay
FPC the one-half of all license fees payable under Previously Granted
Licenses as collected, but in no event, including the failure to collect such license fees, no later than September 1, 2000.

4.2    COMPENSATION TO LICENSEE

       The Contracts to be procured by Licensee will provide that a percentage of the savings realized by the Customer, by switching from its current electric provider to FPC, will be retained by the Customer and a percentage of such savings will accrue to the benefit of FPC. In the case of a residential customer, 50% of such savings will accrue to the benefit of the Customer and 50% of such savings will accrue to the benefit of FPC. Licensee shall receive compensation of 50% of the percentage of savings which accrues to FPC from the Contracts procured by Licensee. In addition, Licensee shall receive 50% of any net profits on other services provided by FPC to residential customers procured by Licensee. In the case of commercial, industrial and multiple dwelling unit customers, 70% of such savings will accrue to the

                            5 of 17
benefit of the customer and 30% of such savings will accrue to the benefit of FPC. Licensee shall receive 50% of the percentage of savings which accrues to FPC from the contracts procured by Licensee for commercial, industrial and multiple dwelling unit customers. In addition, Licensee shall receive 50% of any net profits on other services provided by FPC to commercial, industrial and multiple dwelling unit customers procured by Licensee. The foregoing compensation to Licensee is subject to collection of amounts owed FPC for each customer billing cycle. Such compensation shall continue for so long as FPC or any affiliate of FPC shall provide services to the customer.

4.3    OWNERSHIP OF AND SALE OF CONTRACT

       All Contracts and any and all rights thereunder shall be the sole and exclusive property of FPC. In the event FPC shall sell any or all of the Contracts, Licensee shall receive an amount equal to 50% of the amount received by FPC for the Contracts sold that were procured by Licensee. Where the Contracts are part of a larger sale, such value shall be apportioned according to the purchaser's valuation process and such valuation process shall be final and binding on Licensee. In the event Licensee is compensated for the sale of Contracts pursuant to this paragraph, no further compensation of any kind is due Licensee under PARA 4.2.

4.4    PAYMENT TO LICENSEE

       FPC shall calculate amounts due Licensee as of the last day of each calendar month net of any amount that may be due from Licensee to FPC and shall remit such amount to Licensee no later than the tenth working day of the succeeding calendar month by such means as may be mutually agreed and as may be changed from time to time among Licensee and FPC. At or before the time of payment, FPC shall provide to Licensee re-billing and collection data for each Customer procured by Licensee.

4.5    BOOKS AND RECORDS

       FPC shall maintain books and records of Customer billings and collections as reasonably necessary to document and substantiate the determination of amounts due to Licensee. Licensee may from time to time not to exceed four (4) times per calendar year and upon ten (10) days prior written notice inspect the books and records at the place of business of FPC during normal business hours.

                            6 of 17

4.6    BILLING AND COLLECTION

       FPC shall arrange for or provide meter reading and billing services for all Customers, including the exercise of reasonable efforts to collect all sums due from Customers for the provision of Services according to FPC's Contracts; provided, however, that FPC shall not be obligated to expend funds or institute legal proceedings to collect sums due from customers. FPC may, in its sole discretion, delegate its billing and collection obligations under this Section to any third party. FPC shall:

       4.6.1   Bill all Customers no less frequently than a sixty (60) day average billing cycle.

       4.6.2   Be responsible for resolving billing disputes when they are the result of a bill produced by FPC, their affiliate or a third party billing company.

       4.6.3   Subject to applicable law, take prompt action to discontinue
                    Service to Customers who are delinquent in their payments. Where reasonably possible, FPC will notify Licensee in advance of any discontinuance in Service due to delinquency in payment.

                                 ARTICLE V
                          OBLIGATIONS OF LICENSEE

5.1    SALES AND MARKETING

       During the term of this Agreement, Licensee shall, at its own expense, use its best efforts to continuously, diligently and effectively:

       5.1.1   Subject to applicable law, utilize methods customarily
                    employed for the selling of Services within the Territory and in accordance with the terms and conditions of this Agreement and the sales material provided to Licensee by FPC.

       5.1.2   Administer to all Customer inquires and orders promptly and efficiently.


                                 7 of 17

       5.1.3   Ensure that all sales material and documents used in
                    connection with sales of the Services are marked with such copyright, trade mark or other notices, proprietary legends or restrictions as FPC may reasonably require.

       5.1.4   Obtain the prior written approval from FPC for any
                    advertisement that references or mentions FPC or any provider of electric power to FPC known to Licensee.

5.2    CONTRACTS

       During the term of this Agreement, Licensee shall procure Contracts for the Services within the Territory and in doing so shall:

       5.2.1   Utilize FPC's Contracts and other ancillary documents, as may be modified from time to time.

       5.2.2   Submit, or have Customers submit, the original of the properly executed Contract and all appropriate ancillary forms and documents according to procedures established by FPC, as expeditiously as possible.

       5.2.3   Use its best efforts to ensure that the person signing the
                    Contract on behalf of a Customer is duly authorized to do so.

       5.2.4   Bring to the attention of FPC any instance where another
                    individual or entity is obtaining or attempting to obtain the cooperation of a Customer to cancel or breach their Contract with FPC.

5.3    NEGATIVE COVENANTS

       During the term of this Agreement, Licensee shall not:

       5.3.1   Make any material misrepresentation of fact or omit to state any material fact or engage in any deceptive business practice in connection with the sales, marketing, advertisement or promotion of the Services.

       5.3.2   Modify any term or condition in the Contract without the prior written consent of FPC.

                                 8 of 17

       5.3.3   Collect any money from a Customer in Licensee's own name or any name other than FPC.

                           ARTICLE VI
                      TERM AND TERMINATION

6.1    TERM

       This Agreement shall become effective upon the Effective Date and shall remain in effect for a period of five (5) years thereafter, unless sooner terminated pursuant to the provisions of this Agreement. This Agreement shall automatically and without notice renew thereafter for successive periods of one (1) year, or as otherwise agreed by the parties. This Agreement shall be terminable by either party at the end of the initial term or then current renewal term upon written notice give thirty (30) days prior to the end of the initial term or then current term.

6.2    REGULATORY APPROVAL

       This Agreement shall terminate automatically and without liability or further obligation on the part of either party to the other if, by final order, FPC is denied or loses any necessary authority to provide the Services in the Territory, or if authority is suspended or not renewed. In the event of the occurrences described in the immediately preceding sentence, FPC shall incur no liability to Licensee as the result of the occurrence of such events. Licensee shall be entitled to all payments under and in accordance with Sections 4.2, 4.3 and 4.4 (if applicable), subject to collection of monies by FPC.

6.3    TERMINATION BY LICENSEE

       Licensee may terminate this Agreement, without cause, upon ninety (90) days prior written notice to FPC. Licensee agrees that it shall have no claim for refund of fees paid under Section 4.1 in the event of termination under this Section.

6.4    EVENT OF DEFAULT AND TERMINATION FOR CAUSE

       The following shall constitute an event of default hereunder:

       6.4.1   The violation by either party hereto of any material term or provision of this Agreement and the failure of either party hereto to perform its material obligations hereunder for a period of thirty (30) days from the date of written notice

                                  9 of 17
                    thereof to the other party.

       6.4.2   Any failure of the Licensee to abide by the terms of Sections
                    8.1 or 10.1.

       6.4.3   The failure of FPC to pay any amounts due to Licensee in
                    accordance with the terms of this Agreement.

       6.4.4   There shall occur any of the following actions with respect to either the Licensee or FPC:

                    i. It shall be adjudged bankrupt or insolvent or make an assignment for the benefit of creditors, or a temporary or permanent receiver shall be appointed to administer its affairs

                    ii. Proceedings for its reorganization shall be instituted.

                    iii. It shall take any action to dissolve or terminate its existence.

                    iv. It shall sell all or substantially all of its assets.

                    v. Licensee shall attempt to assign this Agreement or any right hereunder without obtaining the written consent of FPC other, or shall suffer such assignment by operation of law.

Upon the occurrence of an Event of Default as defined herein, the non-defaulting party shall have the right to terminate this Agreement upon thirty (30) days advance written notice to the other party.

6.5    ALTERNATIVE REMEDIES

       The remedies set forth herein are cumulative and in addition to and not exclusive or a limitation of other remedies available at law or in equity.

6.6    RIGHTS AND OBLIGATIONS UPON TERMINATION

       FPC and Licensee hereby agree that upon any termination of this Agreement, they shall be subject to the following rights and obligations:

       6.6.1   The compensation provisions in this Agreement shall survive

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


               termination, regardless of the nature of the termination.

     6.6.2 Licensee shall promptly return to FPC all Proprietary Information and promotional materials and shall cease all advertising, promotion and sales of the Services in the name of FPC and shall refrain from making any representation, public or otherwise, which could imply that there is any continuing relationship between FPC and Licensee. Licensee shall immediately cease use of all of FPC's trade marks, service marks, trade names, logos and materials and those of any of FPC's suppliers and affiliates.

     6.6.3. Sections 3.4.1, 4.2, 4.3, 4.4, 4.5, 4.6 and 9.3 shall survive this
              Agreement.


                                     ARTICLE VII
                          OWNERSHIP AND USE OF LICENSE MARKS


7.1  OWNERSHIP OF LICENSE MARKS

     The License Marks and all other trade names, trade marks and service marks now or hereafter owned or employed by FPC, or used in their business operations, and any good will resulting from the use thereof shall remain the sole and exclusive property of FPC.

7.2  PROTECTION OF LICENSE MARKS

     Licensee agrees that upon the request of FPC, it shall ensure that whenever License Marks are used by Licensee, they shall be accompanied by a statement satisfactory to FPC that they are marks or names used by Licensee with the permission of FPC. Licensee further agrees not to do or permit to be done any act which would (i) jeopardize, invalidate or remove any registration of the License Marks and other registered trade names, trade marks or service marks of FPC; or (ii) prejudice the right or title of FPC in the License Marks and any other trade names, trade marks or service marks of FPC.

7.3. INFRINGEMENT OF LICENSE MARKS

     FPC represents and warrants that it has no knowledge of any instance of infringement of any of the License Marks. Licensee agrees to keep FPC at all times fully advised of any actual or threatened infringement of the License Marks that comes to its attention.


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

7.4  DISCONTINUANCE OF USE OF LICENSE MARKS

     Licensee shall immediately discontinue any use of the License Marks upon termination of this Agreement.


                                     ARTICLE VIII
                                     ADVERTISING


8.1  ADVERTISING STANDARDS

     FPC has established standards for all advertising, promotional and training materials used or distributed by Licensee which relate to the Services. Licensee shall provide to FPC, for its prior review and written approval, all promotional, advertising and other materials or activity using or displaying FPC's name or the Services, or referring to Licensee as a Licensee of FPC.



8.2  COOPERATIVE FUND

     FPC and Licensee, together with all other Licensees of FPC, agree to jointly establish an advertising fund in such amounts as may be agreed upon from time to time, subject to policies and procedures established by FPC, in its discretion. The funding for such advertising may be payable from gross revenues generated from FPC's Licensees and sales of the Services.


                                      ARTICLE IX
                            AUTHORITY AND INDEMNIFICATION


9.1  AUTHORITY OF LICENSEE

     This Agreement does not constitute Licensee as FPC's general or special agent and does not (i) create a joint venture or apply to confer any status, power or authority upon Licensee other than is expressly set forth herein; or
(ii) give Licensee the right to enter into a Contract on FPC's account or to bind FPC, other than as expressly set forth herein.

9.2  LICENSEE'S EMPLOYEES

     All persons employed by Licensee are and will remain the employees and agents of Licensee and are not and will not become employees or agents of FPC. Licensee shall be solely responsible for the acts and omissions of its employees and agents, shall have responsibility for their supervision, direction, control and will ensure their compliance with this Master License Agreement.


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

9.3  INDEMNIFICATION

     Notwithstanding any of the provisions of this Agreement which may be construed to the contrary, Licensee shall indemnify FPC, its officers, directors, stockholders, employees, agents, attorneys and representatives and hold them harmless from and against any and all claims, actual damages, consequential damages, liabilities and expenses, including reasonable attorneys' fees, occasioned by any act or omission of Licensee, its partners, employees, agents or representatives relating to the performance of its obligations hereunder.

                                     ARTICLE X
                                  CONFIDENTIALITY

10.1 PROPRIETARY INFORMATION

     During the term of this Agreement and for a period of two (2) years thereafter, Licensee shall retain in confidence and shall require its partners, employees, consultants, representatives and agents to retain in confidence the Proprietary Information of FPC described below. The parties agree that such Proprietary Information constitutes trade secrets of FPC and that the disclosure thereof in contravention of this Agreement will constitute an unfair trade practice. Proprietary Information means information relating to the business and operations of FPC, its affiliates, clients and consultants, including, but not limited to, all technical, marketing and financial information relating thereto, any information relating to the pricing methods, processes, financial data, lists, apparatus, statistics, programs, research, development or related future business activities or operations or the results of the provision of Services performed by Licensee under this Agreement. Licensee shall take effective precautions, contractual and otherwise, reasonably calculated to prevent unauthorized disclosure or misuse of Proprietary Information by any of its partners, employees, or by any other person having access to such information.

10.2 EXCLUSION OF PROPRIETARY INFORMATION

     Proprietary Information shall not be deemed to include information which is
(i) already known to recipient (other than as a result of breach of this Agreement, or any other confidentiality agreement between a party to this Agreement and a third party); (ii) publicly known (or becomes publicly known) without the fault or negligence of the recipient; (iii) approved for release by written authorization of FPC; or (iv) required to be disclosed by law; provided however, that in the event of such a proposed disclosure, Licensee shall give

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

FPC not less than ten (10) days prior written notice before such disclosure is made.

10.3 DISCLOSURE OF TERMS OF AGREEMENT

       Neither party hereto shall disclose the terms and conditions of this Agreement to any person or entity without the prior written consent of the other party, except that this Agreement shall be provided to any Sublicensee.
                                     ARTICLE XI
                                   MISCELLANEOUS

11.1 REPRESENTATIONS AND WARRANTIES

       Each party hereby makes the following representations and warranties, which representations and warranties shall survive the execution hereof and the consummation of the transactions herein contemplated:

       11.1.1 In the case of FPC, it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its corporation, and in the case of the Licensee, it is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation.

       11.1.2 It has full power and authority to execute and perform this Agreement.

       11.1.3 The individuals executing this Agreement have the full power and authority to bind their respective entities to the terms hereof and have been properly authorized to do so.

       11.1.4 This Agreement is enforceable against each party in accordance with its terms.

       11.1.5 Licensee represents and warrants that it shall cooperate in good faith with FPC to accomplish the purposes of this Master License Agreement.

11.2 FORCE MAJEURE

       Neither party shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said party, including, but not limited to: (i) acts of God; (ii) acts of the


                                       14 of 17
public enemy; (iii) acts of the United States of America, or any State, territory or political subdivision thereof or of the District of Columbia; (iv) fires, floods, epidemics, quarantine restrictions; or (v) strikes or freight embargoes.

11.3 ACKNOWLEDGEMENT OF LICENSEE STATUS

       Licensee acknowledges that it is a Licensee of FPC. Licensee agrees to execute any document reasonably requested by FPC acknowledging Licensee's status as a Licensee of FPC.

11.4 SUCCESSION

       This Master License Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

11.5 NOTICES

       All notices pursuant to this Agreement shall be in writing and shall be sent by overnight delivery:

              If to FPC, to:                     Full Power Corporation
                                                 14650 Detroit Avenue, Suite 313
                                                 Lakewood, Ohio 44107
                                                 Attention: George N. Falsone

              If to Licensee, to:                Courant Consulting, Inc.
                                                 7770 Regents Road, Suite 127
                                                 San Diego, CA 92122
                                                 Attention: Samuel Dworkin

11.6 INTEGRATION

       This Agreement represents the entire agreement and understanding between FPC and Licensee as to the subject matter hereof. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by a duly authorized representative of the party against which enforcement of such waiver, alteration or modification is sought.

11.7 ARBITRATION

       Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the

                                       15 of 17

Commercial Arbitration Rules of the American Arbitration Association, with any such arbitration to be held in Cleveland, Ohio, and judgment upon any award rendered by the Arbitrator(s) may be entered in any Court having jurisdiction thereof.

11.8 SAVINGS CLAUSE

       If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law. All obligations and duties which by their nature extend beyond the expiration of this Agreement shall survive and remain in effect beyond any expiration or termination.

11.9 APPLICABLE LAW

       This Agreement shall be governed by the laws of the State of Ohio, without choice of law principles.

11.10 CAPTIONS AND SECTIONS

       Captions contained herein are inserted only as a matter of convenience and in no way define, limit or extend the scope of intent of any provision hereof. Use of the term "Section" shall include the entire subject section and all its subsections where the context requires.

11.11 INDEPENDENT BUSINESS JUDGMENT

       The parties hereby acknowledge and agree that Licensee is an independent business sufficiently sophisticated to exercise and is exercising its own business judgment. The parties hereby further acknowledge and agree that FPC has made no recommendations or representations regarding any aspect of Licensee's business including, but not limited to, any representations with regard to Licensee's profits therefrom.

11.12 WAIVER

       Failure or delay on the part of either party to exercise any right, power or privilege hereunder shall not operate as a waiver thereof. A waiver of one obligation hereunder shall not operate as a waiver of any other obligation. A

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

waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.13 EXECUTION

       This Agreement may be executed in counterparts and each of such counterparts shall, for all purposes, be deemed to be an original but altogether only one Agreement.

IN WITNESS WHEREOF, the parties have caused this Master License Agreement to be executed by their duly authorized officers as of the date first set forth above.

                                   FULL POWER CORPORATION

                                   By: /s/ George N. Falsone
                                      -----------------------------------
                                   Its:  President
                                       ----------------------------------
                                   Date:   10/6/98
                                        ---------------------------------


                                   COURANT CONSULTING, INC.


                                   By: /s/ S. Dworkin
                                      -----------------------------------
                                   Its:  President
                                       ----------------------------------
                                   Date:   10/7/98
                                        ---------------------------------

                                       17 of 17

                                    SCHEDULE "A"

                              LIST OF LICENSES GRANTED

1.     EPSA # 1

2.     EPSA # 2

3.     EPSA # 3

4.     EPSA # 5

5.     EPSA # 8

6.     EPSA # 11

7.     EPSA # 12

                                    SCHEDULE "B"

                                     TERRITORY


       The State of California, with the exception of the Licenses listed on Schedule A.


1.     EPSA # 4

2.     EPSA # 6

3.     EPSA # 7

4.     EPSA # 9

5.     EPSA # 10